Exhibit 10.1
TRUIST FINANCIAL CORPORATION
2022 INCENTIVE PLAN
Performance Unit Award Agreement
(Senior Executive)

Grant Date:	[Grant Date]
Performance Period:	[Performance Period]

THIS AGREEMENT (this “Agreement”), effective as of the “Grant Date” noted above, between TRUIST FINANCIAL CORPORATION, a North Carolina corporation (“TFC”), for itself and its Affiliates (referred to both collectively and individually as the “TFC Group”), and the Employee (the “Participant”) specified in the accompanying Notice of Grant and Agreement (the “Notice of Grant”), is made pursuant to and subject to the provisions of the Truist Financial Corporation 2022 Incentive Plan, as it may be amended from time to time (the “Plan”).
RECITALS:
TFC desires to carry out the purposes of the Plan by affording the Participant an opportunity to acquire shares of TFC Common Stock, $5.00 par value per share (the “Common Stock”) as provided in this Agreement.
In consideration of the foregoing, of the mutual promises set forth below, and of other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:
1.Incorporation of Notice of Grant, Exhibit A and Plan. The Notice of Grant and the attached Exhibit A are part of, and incorporated into, this Agreement. The rights and duties of the TFC Group and the Participant under this Agreement will in all respects be subject to and governed by the provisions of the Plan, the terms of which also are incorporated into this Agreement by reference. If there is a conflict between this Agreement and the Plan, the Plan will govern. Unless otherwise provided, capitalized terms in this Agreement have the same definitions as set forth in the Plan.
2.Grant of Performance Units. TFC grants the Participant an Award of Performance Units (the “Award”) for the number of whole shares of Common Stock at the Target Level of Achievement (the “Shares”) specified in the Notice of Grant and in accordance with the following provisions:
(a)Performance Period. The “Performance Period” for the Award is as set forth above.

(b)Performance Measures for Award. The pre-established Performance Measures and Levels of Achievement (each as defined in Exhibit A) applicable to the Award are set forth in Exhibit A.

3.Vesting of Award. The Award is unvested at grant. Subject to the terms of this Agreement (including Sections 2, 4, and 5), the Award will be one hundred percent (100%) vested and, to the extent any Award payout is determined by the Administrator, earned on [March 15 of the year following the expiration of the Performance Period]/[the date the Administrator determines the amount of the Award payout following the expiration of the Performance Period]/[insert date[s] or condition[s]] (the “Vesting Date”), provided that[, prior to the Vesting Date,] the Administrator may determine that all or any part of the Award will be cancelled or forfeited as a result of (i) a significant, negative risk outcome as a result of a corporate or individual action, (ii) TFC incurring an aggregate operating loss for the Performance Period, (iii) or as otherwise permitted in this Agreement or the Plan. Vesting does not mean that the participant has a non-forfeitable right to the vested portion of the Award. The terms of this Agreement, including this Section 3 and Section 21, continue to apply to the Award. The Administrator has sole authority to determine whether and to what degree the Award has vested, been earned, and is payable, and to interpret the terms and conditions of this Agreement and the Plan.
4.Forfeiture of Award. Except as otherwise provided in this Section 4, if the Participant’s employment with the TFC Group terminates for any reason prior to the end of the Vesting Date, then the Award, to the extent not vested as of the Participant’s termination of employment date, will be forfeited immediately upon such termination, and the Participant will have no further rights with respect to the Award. The Administrator will have sole discretion to determine if a Participant’s rights have terminated, including the authority to determine the basis for the Participant’s termination of employment.
(a)Certain Terminations. Notwithstanding the preceding,
(i)Death or Disability. If the Participant’s employment with the TFC Group is terminated due to death or Disability, the Award will continue to be payable in accordance with this Agreement.
(ii)Involuntary Termination Without Cause, Good Reason, and Retirement. If the Participant’s employment with the TFC Group is terminated (A) by the TFC Group without “Cause” (as defined below) or (B) by the Participant for “good reason” as defined in an employer-sponsored severance plan or employment agreement that applies to the Participant, or due to Retirement (as defined below), the Participant’s Award for the Performance Period will continue to be payable in accordance with this Agreement; provided that payment of the Award is contingent upon the Participant’s execution, and effectiveness, of a release of claims in favor of the

TFC Group, including covenants not to solicit employees or clients of the TFC Group on terms generally applicable to similarly-situated executives (the “Release and Covenants Agreement”), within sixty (60) days following such termination, and if the Participant declines to execute, revokes, or fails to comply with the terms of the Release and Covenants Agreement, any unvested or unpaid portion of the Award will be forfeited. A termination will be for “Cause” if the termination of the Participant’s employment by the TFC Group is on account of the Participant’s (w) conviction or plea of guilty or nolo contendere to a felony; (x) dishonesty, theft, or embezzlement; (y) failure to substantially perform the Participant’s duties, or (z) material breach of any of the Participant’s obligations under any material written agreement or covenant the Participant has entered into with the TFC Group, under any material written policy, program, or code of the TFC Group that is applicable to the Participant, or of Participant’s duties to the TFC Group. The determination of whether termination is for Cause will be made by the Administrator, and its determination will be final and conclusive. “Retirement” occurs only when a Participant incurs a Separation from Service on or after the Participant’s attainment of at least age 60 with at least 10 years of service with the TFC Group.
(b)Change of Control.
(i)Impact of Change of Control. In the event of a Change of Control, if Section 4(a) applies to the Participant, the Performance Period will end as of the later of the date of the Change of Control and such termination, performance will be calculated as provided in Exhibit A, and payment will be made within two and one-half (2 ½) months following the later of the Change of Control or such termination; provided that payment of the Award is contingent upon the Participant’s execution, and effectiveness, of the Release and Covenants Agreement within sixty (60) days following such termination. For purposes of this Section 4(b)(i), the phrase “termination of employment” means a Separation from Service.
(ii)For purposes of this Section 4(b) and Exhibit A, a “Change of Control” will be deemed to have occurred on the earliest of the following dates: (A) the date any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), together with its affiliates, excluding employee benefit plans of the TFC Group, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act) of securities of TFC representing thirty percent (30%) or more of the combined voting power of TFC’s then outstanding securities; (B) the date when, as a result of a tender offer or exchange offer for the purchase of securities of TFC (other than such an offer by TFC for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any consecutive twelve- (12-) month period during the Performance Period constituted TFC’s Board, plus new directors whose election or nomination for election by TFC’s shareholders is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such twelve- (12-) month period (collectively, the “Continuing Directors”), cease for any reason during such twelve- (12-) month period to constitute at least two-thirds of the members of such board of directors; (C) the date that a transaction for the sale or disposition by TFC of all or substantially all of TFC’s assets (within the meaning of Section 409A) closes or is otherwise successfully consummated; or (D) the date that any one person, or more than one person acting as a group, acquires ownership of stock of TFC that, together with stock held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of TFC within the meaning of Section 409A.
5.Award Payout.
(a)The Award payout will be payable in whole shares of Common Stock, unless otherwise determined by the Administrator in accordance with Section 11.6 of the Plan. Fractional Shares will not be issuable, and unless the Administrator determines otherwise, will be disregarded.
(b)Award payout will be made to the Participant (or in the event of the Participant’s death, to the Participant’s beneficiary or beneficiaries) in a lump sum on or as soon as practicable following the Vesting Date, and in any event within two and one-half (2 ½) months following the end of the Performance Period, or as otherwise set forth in Section (4)(b)(i) (provided that if such two and one-half (2 ½) month period begins in one calendar year and ends in another, the Participant (or the Participant’s beneficiary or beneficiaries) will not have the right to designate the calendar year of payment). Notwithstanding the foregoing, TFC reserves the right to (i) suspend Award payout, or (ii) deliver the Award payout into an escrow account in connection with any investigation of whether any of the events that result in forfeiture under Sections 3 or 21 have occurred. [In addition, TFC may accelerate Award payout by up to thirty (30) days.]
6.No Right to Continued Employment or Service. Neither the Plan, the grant of the Award, nor any other action related to the Plan will confer on the Participant any right to continue in the employment or service of the TFC Group or affect in any way the right of the TFC Group to terminate the Participant’s employment or service at any time. Except as otherwise expressly provided in the Plan or this Agreement or as determined by the Administrator, all rights of the Participant with respect to the Award will terminate upon termination of the employment or service of the Participant with the TFC Group. The grant of the Award does not create any obligation on the part of the TFC Group to grant any further awards. So long as the Participant continues to be an Employee of the TFC Group, the Award will not be affected by any change in the duties or position of the Participant.
7.Nontransferability of Award and Shares. The Award, and the right to any Award payout, will not be transferable (including by sale, assignment, pledge, or hypothecation) other than by will or the laws of intestate succession, and any purported transfer will be null and void. The designation of a beneficiary in accordance with Plan procedures does not constitute a transfer; provided, however, that unless disclaimer provisions are specifically included in a beneficiary designation form accepted by the Administrator, no beneficiary of the Participant may disclaim the Award.
8.Non-solicitation Covenants.
(a)In consideration of the grant of this Award, the Participant agrees that, during employment with the TFC Group and for twelve (12) months after the termination of the Participant's employment by either party and for any reason, the Participant will not directly or indirectly solicit or recruit for employment, or encourage or support to leave employment with the TFC Group, on the Participant’s own behalf or that of any other person, any employee of the TFC Group (i) who performed work in the business unit in which the Participant last worked, (ii) with whom the Participant worked during the Participant’s employment with the TFC Group or (iii) about whom the Participant came to know confidential information as a result of employment with the TFC Group, in each case within the twelve (12) months prior to the termination of Participant’s employment and who has not thereafter ceased to be employed by the TFC Group for a period of at least three (3) months. This provision will not prohibit the Participant from soliciting or hiring any person who responds to a general advertisement or solicitation, including advertisements or solicitations through newspapers, trade publications, periodicals, internet database, or recruiting or employment agencies, not specifically directed at employees of the TFC Group. The Participant acknowledges that by virtue of this provision, they are likewise restricted from being solicited or recruited for employment by current or former employees of the TFC Group also bound by a similar provision, directly or indirectly and knowingly consents to that restriction. This Section does not prohibit the Participant from responding to a general advertisement or solicitation, including advertisements or solicitations through newspapers, trade publications, periodicals, internet databases, or recruiting or employment agencies, not specifically directed at employees or consultants of the TFC Group.
(b)In consideration of the grant of this Award, the Participant agrees that, during employment with the TFC Group and for twelve (12) months after the termination of the Participant's employment by either party and for any reason, the Participant will not directly or indirectly solicit, communicate with or otherwise contact any of the TFC Group’s customers with whom the Participant had material contact during employment with the TFC Group, for the purpose of conducting any business with them on behalf of any person or entity other than the TFC Group which is substantially similar to the business conducted by the business unit in which the Participant last worked at the TFC Group. The Participant will not directly or indirectly solicit, communicate with or otherwise contact any of the TFC Group’s third-party vendors with whom the Participant had material contact during employment with the TFC Group, for the purpose of diverting their business away from the TFC Group to any person or entity other than the TFC Group which is substantially similar to the business conducted by the business unit in which the Participant last worked at the TFC Group, or otherwise disrupting the TFC Group’s relationship with the third-party vendor. “Material contact” means (i) actual contact with business partner, third-party vendors or customers—such as through the provision or receipt of services or sales visits or calls—or (ii) coming to know confidential information about a vendor or customer of the TFC Group—such as by obtaining pricing and sales information. This provision does not prohibit the Participant from accepting as a vendor or client any person or entity who responds to a general advertisement or solicitation, including advertisements or solicitations through newspapers, trade publications, periodicals, or internet databases, not specifically directed at Business Partner, vendors or customers of the TFC Group.
(c)The Participant understands and agrees that nothing in the Plan, this Agreement, or any other agreement with or policy of the TFC Group prohibits the Participant’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any law or privilege to the Securities and Exchange Commission, the Commodity Futures Trading Commission, the Department of Justice, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (a “Government Agency”) regarding possible legal violations, or from making disclosures that are required by the Bank Secrecy Act or other law without disclosure to the TFC Group. Likewise, nothing in the Plan, this Agreement, or any other agreement with policy of the TFC Group is intended to or will prevent, impede, or interfere with the Participant providing truthful testimony and information in the course of, or otherwise participating in, an investigation or proceeding conducted by a Government Agency in connection with the lawful exercise of the Government Agency’s functions. Nothing in the Plan, this Agreement, or any other agreement with or policy of the TFC Group, or otherwise requires the Participant to disclose to the TFC Group any communications the Participant may have had or information the Participant may have provided to any Government Agencies regarding possible legal violations.
(d)The Participant agrees that unique and proprietary knowledge and information has been and will be possessed by, disclosed to, or developed by the Participant in the course of the Participant’s employment with the TFC Group, that the preceding provisions are reasonable and necessary to protect the TFC Group’s legitimate business interests, and that they will not unreasonably interfere with the Participant’s ability to earn a living following the Participant’s separation from the TFC Group. Finally, the Participant agrees that, in the event the Participant breaches or threatens to breach these non-solicitation provision, such breach will cause irreparable harm and injury to the TFC Group and will leave the TFC Group with no adequate remedy at law, and (i) TFC or any member of the TFC Group who employed the Participant may seek equitable relief, without the necessity of posting a bond, in addition to monetary damages and any other appropriate relief; and (ii) the TFC Group will be entitled to its reasonable attorneys’ fees and costs incurred in enforcing this provision.
(e)The Participant and TFC agree that any of the preceding non-solicitation provisions is ever determined by a court to exceed the time, scope, or geographic limitations permitted by applicable law, then such provision(s) will be reformed to the maximum time, scope, and geographic limitations permitted by law. If any such provision(s) cannot be so reformed, then such provision will be severed from this Agreement and will not adversely affect the legality, validity, or enforceability of any of the remaining provisions in this Agreement.
9.Superseding Agreement; Binding Effect. This Agreement supersedes any statements, representations, or agreements of the TFC Group with respect to the grant of the Award or any related rights, and the Participant hereby waives any rights or claims related to any such statements, representations, or agreements. This Agreement does not supersede or amend any existing confidentiality agreement, nonsolicitation agreement, noncompetition agreement, employment agreement or any other similar agreement between the Participant and the TFC Group, including any restrictive covenants contained in such agreements.
10.Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of North Carolina, without regard to the principles of conflicts of law, and in accordance with applicable United States federal laws.
11.Amendment and Termination; Waiver. Subject to the terms of the Plan, this Agreement may be amended or terminated only by the written agreement of the parties. The waiver by TFC of a breach of any provision of the Agreement by the Participant will not operate or be construed as a waiver of any subsequent breach by the Participant. Notwithstanding the foregoing, the Administrator will have unilateral authority to amend the Plan and this Agreement (without Participant consent) to the extent necessary to comply with applicable law or changes to applicable law (including Section 409A and federal securities laws) or as otherwise permitted under the Plan or this Agreement, and the Participant consents to any such amendments to the Plan and this Agreement.
12.Issuance of Shares; Rights as Shareholder. The Participant and the Participant’s legal representatives, legatees or distributees will not be deemed to be the holder of any Shares subject to the Award and will not have any voting rights, dividend rights or other rights of a shareholder unless and until such Shares have been issued to the Participant or them. No Shares subject to the Award will be issued at the time of grant of the Award. Shares subject to the Award will be issued in the name of the Participant (or, if the Participant is deceased, in the name of the Participant’s beneficiary or beneficiaries) as soon as practicable after, and only to the extent that, the Award has vested and if such distribution is otherwise permitted under the terms of Section 5 herein. Neither dividends nor dividend equivalent rights will be granted in connection with the Award, and the Award will not be adjusted to reflect the distribution of any dividends on the Common Stock (except as may be otherwise provided under the Plan).

13.Withholding; Tax Matters.
(a)TFC or its Affiliate will report all income and prior to the delivery or transfer of Shares or any other benefit conferred under the Plan, the TFC Group or their agent will withhold all required local, state, federal, foreign, and other income tax obligations and any other amount required to be withheld by any governmental authority or law and paid over by the TFC Group to such authority for the account of such recipient. In accordance with procedures established by the Administrator (including procedures established by the Administrator after TFC’s adoption of ASU 2016-09, Compensation – Stock Compensation (Topic 718) dated March, 2016), the Participant may arrange to pay all applicable taxes in cash; or in the event the Participant does not make such arrangements, such tax obligations will be satisfied by the withholding or sale of Shares to which the Participant is entitled, and the number of Shares to be withheld or sold will have a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to the amount of such obligations being satisfied.
(b)The TFC Group has made no warranties or representations to the Participant with respect to the tax consequences (including income tax consequences) related to the Award or issuance, transfer or disposition of Shares (or any other benefit) pursuant to the Award, and the Participant is in no manner relying on any member of the TFC Group or its representatives for an assessment of such tax consequences. The Participant acknowledges that there may be adverse tax consequences with respect to the Award (including the acquisition or disposition of the Shares subject to the Award) and that the Participant should consult a tax advisor prior to such acquisition or disposition. The Participant acknowledges that the Participant has been advised to consult with the Participant’s own attorney, accountant, or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. The Participant also acknowledges that the TFC Group has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant.
(c)All third-party fees relating to the release, delivery, or transfer of any Award or Shares will be paid by the Participant or other recipient. To the extent the Participant or other recipient is entitled to any cash payment from the TFC Group, the Participant authorizes the deduction of such fees from such payment(s) without further action or authorization of the Participant or other recipient; and to the extent the Participant or other recipient is not entitled to any such payments, the Participant or other recipient will pay TFC or its designee an amount equal to such fees immediately upon the third party’s charge of such fees.
14.Administration. The authority to construe and interpret this Agreement and the Plan, and to administer all aspects of the Plan, is vested in the Administrator, and the Administrator has all powers with respect to this Agreement as are provided in the Plan. Any interpretation of the Agreement by the Administrator and any decision made by it with respect to the Agreement is final and binding on the parties hereto. Any references to the Administrator include its designee, to the extent permitted under the Plan.
15.Notices. Any and all notices under this Agreement will be in writing and sent by hand delivery or by certified or registered mail (return receipt requested and first-class postage prepaid), in the case of TFC, to its Human Resources Division, 214 N Tryon Street, Charlotte, NC 28202, attention: Chief Human Resources Officer, and in the case of the Participant, to the last known address of the Participant as reflected in TFC’s Human Resources Information System.
16.Severability. The provisions of this Agreement are severable; and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will continue to be binding and enforceable.
17.Compliance with Laws; Restrictions on Award and Shares of Common Stock. TFC may impose such restrictions on the Award and any shares of Common Stock relating to the payout of the Award as it may deem advisable, including restrictions under the federal securities laws, federal tax laws, the requirements of any stock exchange or similar organization and any blue sky, state or foreign securities laws applicable to such Award or shares of Common Stock. Notwithstanding any other provision in the Plan or this Agreement to the contrary, TFC is not obligated to issue, deliver, or transfer any shares of Common Stock, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution or action is in compliance with all applicable laws, rules and regulations (including the requirements of the Securities Act). TFC may cause a restrictive legend or legends to be placed on any certificate for shares of Common Stock issued pursuant to the Award in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.
18.Successors and Assigns. Subject to the limitations stated herein and in the Plan, this Agreement will be binding upon and inure to the benefit of the Participant and the Participant’s executors, administrators, and permitted transferees and beneficiaries and TFC and its successors and assigns.
19.Counterparts; Further Instruments. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one instrument. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.
20.Right of Offset. Notwithstanding any other provision of the Plan or this Agreement, subject to any applicable laws to the contrary, any member of the TFC Group may reduce the amount of any benefit or payment otherwise payable to or on behalf of the Participant by the amount of any obligation of the Participant to any member of the TFC Group that is or becomes due and payable, and the Participant will be deemed to have consented to such reduction; provided, however, that to the extent Section 409A is applicable, such offset will not exceed the greater of Five Thousand Dollars ($5,000) or the maximum offset amount then permitted under Section 409A.

21.Adjustment of Award.
(a)The Administrator has authority to make adjustments to the terms and conditions of the Award in recognition of unusual or nonrecurring events affecting the TFC Group, or the financial statements of the TFC Group, or of changes in applicable laws, regulations or accounting principles, if the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or necessary or appropriate to comply with applicable laws, rules or regulations.
(b)Notwithstanding anything in the Plan or this Agreement to the contrary, (i) the Administrator, in order to comply with applicable law (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and any risk management requirements or policies adopted by the TFC Group, retains the right at all times to decrease or terminate the Award and payments under the Plan, and any and all amounts payable under the Plan or paid under the Plan will be subject to clawback, forfeiture, and reduction to the extent determined by the Administrator in its sole discretion as necessary or advisable to comply with applicable law or any risk management requirements or policies adopted by the TFC Group; and (ii) in the event the Administrator determines that any legislation, regulation, or formal or informal guidance requires any compensation payable under the Plan (including the Award) to be deferred, reduced, eliminated, or subjected to vesting, the Award will be deferred, reduced, eliminated, paid in a different form, or subjected to vesting or other restrictions as determined by the Administrator to be required by such legislation, regulation, or formal or informal guidance.
22.Award Conditions.
(a)Notwithstanding anything in the Plan or this Agreement to the contrary, to the extent that either (i) the Administrator or the Board of Governors of the Federal Reserve System determines that any change to the Plan or this Agreement is required, necessary, advisable, or deemed appropriate to improve the risk sensitivity of the Award, whether by (a) adjusting the Award quantitatively or judgmentally based on the risk the Participant’s activities pose to the TFC Group; (b) extending the Performance Period for determining the Award; (c) extending the Performance Period and adjusting for actual losses or other performance issues; or (d) otherwise as required by the Administrator or the Federal Reserve System; or (ii) the Administrator or the United States government (including any agency thereof) determines that any change to the Plan or this Agreement is required, necessary, advisable, or deemed appropriate to comply with any applicable law, regulation, or requirement; then this Agreement or the Award will be automatically amended to incorporate such change, without further action of the Participant, and the Administrator will provide the Participant notice thereof.
(b)Notwithstanding anything contained in the Plan or this Agreement to the contrary, to the extent that either the Administrator or the United States government (including any agency thereof) determines that the Award granted to the Participant pursuant to this Agreement is prohibited or substantially restricted by, or subjects the TFC Group to any adverse tax consequences that the TFC Group is not otherwise subject to on the Grant Date because of, any current or future United States law, rule, regulation, or other authority, then this Agreement will automatically terminate effective as of the Grant Date and the Award will automatically be cancelled as of the Grant Date without further action on the part of the Administrator or the Participant and without any compensation to the Participant for such termination and cancellation. The Administrator agrees to provide notice to the Participant of any such termination and cancellation.
IN WITNESS WHEREOF, TFC and the Participant have entered into this Agreement effective as of the Grant Date. Should the Participant fail to acknowledge his or her electronic acceptance of this Agreement, this Agreement may become null and void as of the Grant Date, and the Participant may forfeit any and all rights hereunder at the discretion of the Administrator.
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